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                                                                 EXHIBIT 1(5)(d)

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                        Guaranteed Death Benefit Rider

This rider is a part of the contract if it is attached to it and shown in the Specifications Pages.

REQUIRED GUARANTEED DEATH BENEFIT PAYMENT -- This rider will take effect upon receipt by the Company of the Guaranteed Death Benefit Payment shown on the Specifications Page.

GUARANTEED DEATH BENEFIT -- The contract will not lapse while this rider is in force. If the Contract Value is less than the surrender charge on a Monthly Processing Date, the monthly deduction will be made from the Contract Value. If the Contract Value is less than the monthly deduction, the entire Contract Value will be applied to the monthly deduction.

NET DEATH BENEFIT -- While this rider is in force, the net death benefit provisions of the contract is amended by the addition of the following:

If this rider is in effect on the Final Payment Date, a death benefit will be provided thereafter unless the rider terminates. The net death benefit will be the Face Amount as of the Final Payment Date or the Contract Value as of the date due proof of death is received by the Company, whichever is greater, reduced by Outstanding Loan through the contract month in which the Insured dies. The monthly deduction will not be deducted after the Final Payment Date.

Termination -- this rider will terminate and may not be reinstated on the fist to occur of the following:

-  Foreclosure for Outstanding Loan; or
-  Any Policy change that results in a negative guideline level premium
- A request for a partial withdrawal or preferred loan is made after the Final Payment Date; or
-  Upon your written request.

It is possible that the Contract Value will not be sufficient to keep the contract in force on the first Monthly Processing Date following the date this rider terminates. The net amount payable to keep the contract in force will never exceed the surrender charge plus the amount required to pay the monthly deductions for three months as of the day the grace period began.


                      Signed for the Company at Dover, Delaware


         Richard M. Reilly                                 Abigail M. Armstrong
             President                                           Secretary